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                                                                 EXHIBIT 10.45


                            [CASA OLE LETTERHEAD]



                                                May 20, 1997



Mr. Andrew Dennard
Monterey's Acquisition Corp.
3838 N. Sam Houston Pkwy., Suite 520
Houston, TX  77032

Dear Drew,

        As you already know, we are very excited about the pending acquisition of Monterey's Acquisition Corp. We think that a combination of the two entities will create a stronger company and a company that will have greater resources to continue our growth strategy. We realize that Monterey's is operated by a team of talented individuals, and we would like to benefit by having those individuals join our management team. I believe that Curt Glowacki has already assured Lou that he will be joining us when the transaction is complete. We would like to have you join us as well. Therefore, we are prepared to make the following offer to you:

Position:               Vice President and Controller

Base Salary:            $72,500 annually, subject to annual review

Car Allowance:          $500 per month plus reimbursement for reasonable auto
                        insurance

Annual Bonus:           For fiscal 1997, not less than what would have been
                        earned at Monterey's (estimated to be $6,000). In 1998 you will be eligible for a share of the executive bonus pool that will be paid pursuant to a bonus plan to be established by the Board of Directors of the Company for 1998 performance. The 1998 pay-out will be based on the increase in after-tax earnings (unless otherwise determined by the Board of Directors) generated by Casa
                        Ole Restaurants, Inc. on a consolidated basis, as well as your specific accomplishments on your personal goals.

Stock Options:          15,000 options for Casa Ole Restaurants, Inc. stock,
                        exercisable at the closing price of the stock on the date of closing of the purchase transaction, with vesting over five years at 10%, 15%, 25%, 25%, 25%. At the discretion of the Board of Directors, you will be eligible for future stock option grants.


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                                                                 EXHIBIT 10.45


Long-term Comp:         You will be eligible for annual contributions, as
                        determined by the Board of Directors, to a Non-Qualified Deferred Compensation Plan to be established by the Company to provide you with certain long-term insurance and income benefits.

Insurance:              Company-paid medical coverage, which includes a modest
                        amount of life insurance; dental insurance is available at a nominal bi-weekly cost.

Vacation Days:          10 business days during the first year of employment
                        and 15 days in each year thereafter. Vacation does not accrue or carry over from one year to the next.

Severance:              From the start of employment with the Company you will
                        have a one-year rolling forward employment compensation protection agreement. If you are terminated, the Company will pay your base salary until you have found alternative employment for up to one year after termination of employment. In return for this compensation coverage you will agree to give the Company a minimum of six months notice of your intention to leave employment with the Company. In the event you resign with less that 6 months notice, you will forfeit the benefits you have obtained under the Stock Option Plan, as well as any vacation pay that is accrued but unpaid at the time of such resignation.

Non-Compete:            For a period of one year after leaving employment with
                        the Company, you will not, directly or indirectly, engage in any manner, in any business activities within the Continental United States involving a Mexican restaurant operation, or any other restaurant business whose menu and trade dress is substantially similar to that employed by our concept.

Effective Date:         Effective date of purchase transaction with Monterey's
                        Acquisition Corp.

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                                                                 EXHIBIT 10.45



        Drew, I think this is a great opportunity for you, and I hope you will join us. Together I think we will make a great team.


Sincerely,                                  Agreed and Accepted,


/s/  Stacy M. Riffe                         /s/  Andrew J. Dennard
------------------------                    --------------------------
Stacy M. Riffe                              Andrew Dennard
Vice President &                            Date:  5/22/97
  Chief Financial Officer

cc:  Louis P. Neeb